Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

and Stockholders

HQ Sustainable Maritime Industries, Inc.

and Subsidiaries

Seattle, WA

We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-145598) of our report dated March 19, 2007 on the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of operations and their consolidated cash flows for the years then ended, and our report dated March 23, 2006 on the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and 2004 and consolidated statements of operations and their consolidated cash flows for the years than ended, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co. LLP
Rotenberg & Co., LLP Rochester, New York

December 12, 2007